Exhibit 10.16

Execution Version

JOINDER AND AMENDMENT

TO

ROLLOVER AGREEMENT

This Joinder to the Rollover Agreement is made and entered into as of November 15, 2006 by and among Collect Holdings, Inc., a Delaware corporation (“Parent”), Michael Barrist, Michael and Natalie Barrist Trust (the “MN Trust”), Annette H. Barrist (“Mrs. Barrist”) and Annette H. Barrist Trust (the “AB Trust”, and together with the MN Trust and Mrs. Barrist, the “Additional Investors”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rollover Agreement, dated as of July 21, 2006, by and between Parent and Mr. Barrist (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. In accordance with Section 6.13 of the Agreement, each Additional Investor hereby, severally and not jointly, agrees that upon execution of this Joinder, such Additional Investor shall become bound by and be deemed a party to the Agreement as a Rollover Investor and shall be fully bound by, and subject to, all of the representations and warranties, covenants, terms and conditions of the Agreement as a Rollover Investor, as though an original party thereto and shall be deemed a Rollover Investor for all purposes in connection with the Agreement.

2. Amendment to the Agreement.

(a) Schedule I. Part A of Schedule I of the Agreement is hereby amended and restated in its entirety to read as follows:

	Shares of Parent Class L Common Stock	Shares of Parent Class A Common Stock	Target Shares
Rollover Investors:

Michael J. Barrist c/o NCO Group, Inc. 507 Prudential Road Horsham, Pennsylvania 19044 Facsimile: 215-441-3908 with a copy to: Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Robert J. Raymond Facsimile: 212-225-3999	49,407.05	12,351.7625	449,155

Michael and Natalie Barrist Trust c/o NCO Group, Inc. 507 Prudential Road Horsham, Pennsylvania 19044 Facsimile: 215-441-3908 with a copy to: Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Robert J. Raymond Facsimile: 212-225-3999	16,737.6	4,184.4	152,160

Annette H. Barrist c/o NCO Group, Inc. 507 Prudential Road Horsham, Pennsylvania 19044 Facsimile: 215-441-3908 with a copy to: Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Robert J. Raymond Facsimile: 212-225-3999	5,413.54	1,353.385	49,214

Annette H. Barrist Trust c/o NCO Group, Inc. 507 Prudential Road Horsham, Pennsylvania 19044 Facsimile: 215-441-3908 with a copy to: Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Robert J. Raymond Facsimile: 212-225-3999	8,441.84	2,110.46	76,744

(b) Premises. The second whereas clause of the Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, on or prior to the closing of the Merger (the “Closing”), the Certificate of Incorporation of Parent will be amended and restated in substantially the form of Exhibit A hereto (the “Restated Parent Charter”), and pursuant to the Restated

Parent Charter, the authorized capital stock of Parent will consist of 6,500,000 shares of Preferred Stock, par value $.01 per share, including 6,000,000 shares of Series A 14% PIK Preferred Stock (“Parent Series A Preferred Stock”), 400,000 shares of Class L Common Stock, par value $.01 per share (“Parent Class L Common Stock”), and 2,750,000 shares of Class A Common Stock, par value $.01 per share (“Parent Class A Common Stock”);

(c) Capitalization. The first sentence of Section 2.05 of the Agreement is hereby amended and restated in its entirety to read as follows:

At and immediately after the Closing, the authorized capital stock of Parent shall consist of 6,500,000 shares of Parent Preferred Stock, including 6,000,000 shares of Parent Series A Preferred Stock, 400,000 shares of Parent Class L Common Stock and 2,750,000 shares of Parent Class A Common Stock.

3. Representations and Warranties of the Additional Investor. Each Additional Investor, severally and not jointly, and solely with respect to such Additional Investor, represents and warrants to Parent that:

(a) Existence. Such Additional Investor (if not a natural person) is a corporation, limited partnership, limited liability company, government pension plan or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization; Power; Validity. The execution and delivery by such Additional Investor (if not a natural person) of this Joinder and each Ancillary Agreement to which such Additional Investor is a party and the consummation of the transactions contemplated hereby and thereby are within such Additional Investor’s powers and have been duly authorized by all necessary action on the part of such Additional Investor. This Joinder has been duly executed and delivered by such Additional Investor and each Ancillary Agreement to which such Additional Investor is a party will be duly executed and delivered by such Additional Investor at Closing. This Joinder constitutes, and each Ancillary Agreement to which such Additional Investor is a party, when executed and delivered by such Additional Investor at Closing will constitute, a valid and binding agreement of such Additional Investor, enforceable against such Additional Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy and by federal or state securities laws.

(c) Governmental Authorization. No order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to such Additional Investor in connection with the execution, delivery and performance by such Additional Investor of this Joinder and each Ancillary Agreement to which such Additional Investor is a party except (i) for HSR Filings, (ii) for such filings and notices of sale as may be required under Regulation D or under any applicable state securities laws, (iii) for such other filings and approvals as have been made or obtained, or (iv) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have a material adverse effect on the ability of such Additional Investor to perform such Additional Investor’s obligations hereunder or thereunder.

(d) Noncontravention. The execution, delivery and performance by such Additional Investor of this Joinder and each Ancillary Agreement to which such Additional Investor is a party does not and will not (i) violate, if such Additional Investor is not a natural person, the certificate of incorporation, bylaws, certificate of limited partnership, agreement of limited partnership, certificate of formation, limited liability company agreement or other organizational documents of such Additional Investor, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon such Additional Investor, (iii) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which such Additional Investor is a party, (iv) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Additional Investor under any provision of any agreement or other instrument binding upon such Additional Investor or any of its assets or properties or (v) result in the creation or imposition of any material lien, claim, charge, pledge, security interest or other encumbrance with respect to any Shares acquired under the Agreement.

(e) Title to Rollover Shares. Such Additional Investor has good and valid title to his, her or its Rollover Shares being contributed to Parent pursuant to Section 1.01 of the Agreement, free and clear of all claims, liens and encumbrances, other than any claims, liens and encumbrances created by this Joinder.

(f) Purchase for Investment. Such Additional Investor is purchasing the Shares being purchased by such Additional Investor hereunder for investment for such Additional Investor’s own account and not with a view to, or for sale in connection with, any distribution thereof.

(g) Private Placement.

(i) Such Additional Investor’s financial situation is such that such Additional Investor can afford to bear the economic risk of holding the Shares being purchased by such Additional Investor hereunder for an indefinite period of time, and such Additional Investor can afford to suffer the complete loss of such Additional Investor’s investment in the Shares.

(ii) Such Additional Investor’s knowledge and experience in financial and business matters are such that such Additional Investor is capable of evaluating the merits and risks of such Additional Investor’s investment in the Shares or such Additional Investor has been advised by a representative possessing such knowledge and experience.

(iii) Such Additional Investor understands that the Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Shares and that following the date hereof there will be no public market for the Shares and that, accordingly, it may not be possible for such Additional Investor to sell or pledge the Shares, or any interest in the Shares, in case of emergency or otherwise.

(iv) Such Additional Investor and such Additional Investor’s representatives, including, to the extent such Additional Investor deems appropriate, such Additional Investor’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with such Additional Investor’s investment in the Shares, and such Additional Investor understands and is aware of the risks related to such investment.

(v) Such Additional Investor and such Additional Investor’s representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Parent, Target and their respective representatives concerning Parent, Target, the terms and conditions of such Additional Investor’s acquisition of the Shares and related matters and to obtain all additional information which such Additional Investor or such Additional Investor’s representatives deem necessary.

(vi) Such Additional Investor is an “accredited investor” as such term is defined in Regulation D.

(h) No Other Representations and Warranties. Each Additional Investor hereby acknowledges and agrees that the representations and warranties set forth in this Section 3 hereof are the only representations, warranties and statements being relied on by such Additional Investor in connection with the Rollover.

4. Tax-Free Rollover. The rollover was structured as a tax-free rollover of the Rollover Shares. Pursuant to Schedule D of the Agreement, the Company hereby agrees to gross up Mr. Barrist and the Additional Investors for any taxes they incur in connection with the rollover not being tax-free, and if necessary, Mr. Barrist and the Additional Investors hereby agree to work with One Equity Partners II, L.P. in good faith to attempt to develop a plan to minimize such taxes in a financially neutral manner to Mr. Barrist and the Additional Investors to be determined in Mr. Barrist’s sole judgment.

5. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

6. Governing Law. This Joinder, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of New York.

7. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Joinder, the Agreement or the transactions contemplated hereby or thereby may only be brought in a the United States District Court for the Southern District of New York or any New York State court sitting in the borough of Manhattan, New York County, New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, and each party agrees that, in addition to any method of service of process otherwise permitted by law, service of process on each party may be made by any method for giving such party notice as provided in Section 6.02 of the Agreement, and shall be deemed effective service of process on such party.

8. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS JOINDER, THE AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9. Reference to “Agreement”. Any reference in the Agreement to the term “Agreement” is deemed to refer to the Agreement, as amended by this Joinder.

10. Full Force and Effect. Except as amended by this Joinder, the Agreement remains in full force and effect.

11. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

COLLECT HOLDINGS, INC.

	By:	/s/ Daniel J. Selmonosky
	Name:	Daniel J. Selmonosky
	Title:	President and Treasurer

/s/ Michael J. Barrist
Michael J. Barrist

/s/ Michael J. Barrist, POA
Annette H. Barrist
By:	Michael J. Barrist
Power of Attorney

MICHAEL AND NATALIE BARRIST TRUST

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Trustee

By:	/s/ Steven Winokur
Name:	Steven Winokur
Title:	Trustee

ANNETTE H. BARRIST TRUST

By:	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	Trustee

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Trustee